Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Squarespace, Inc., for the registration of Class A common stock, preferred stock, depositary shares, depository shares, debt securities, warrants, subscription rights, purchase contracts and purchase units and to the incorporation by reference therein of our report dated March 9, 2023, with respect to the consolidated financial statements of Squarespace, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
September 12, 2023